EXHIBIT 99

MBT Financial Corp. Announces

First Quarter 2016 Profit and Dividend

MONROE, Mich., April 28, 2016 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $2,997,000 ($0.13 per share, basic and diluted), in the first quarter of 2016, compared to a profit of $2,777,000 ($0.12 per share, basic and diluted), in the first quarter of 2015. The Company also announced that it will pay a dividend of $0.03 per share on May 19, 2016 to shareholders of record as of May 12, 2016.

Earnings for the Company improved this quarter due to increased non-interest income and decreased non-interest expenses. Net interest income decreased and the provision for loan losses increased compared to the first quarter of 2015. The net interest margin decreased from 3.27% in the first quarter of 2015 to 3.09% in the first quarter of 2016, however the average amount of interest earning assets increased $50.9 million and the first quarter was a day longer in 2016, and as a result, the net interest income only decreased $52,000, or 0.6% in the first quarter of 2016 compared to the first quarter of 2015.

The provision for loan losses increased $500,000 compared to the first quarter of 2015 from a negative expense of $800,000 in the first quarter of 2015 to a negative expense of $300,000 recorded this quarter. Classified assets decreased 8.1% during the first quarter and the analysis of the risk in the loan portfolio indicated a need to reduce the Allowance for Loan Losses again this quarter. Total Loans were flat during the first quarter, but the continued improvement in asset quality enabled the Company to reduce the Allowance for Loan and Lease Losses from 1.76% of loans at the end of 2015 to 1.70% as of the end of the first quarter of 2016.

Non-interest income, excluding Other Real Estate and securities gains and losses increased $198,000, or 5.4% in the first quarter of 2016 compared to the first quarter of 2015. Deposit account fees, debit card income, and Bank Owned Life Insurance income increased while wealth management income decreased.

Total non-interest expenses decreased $336,000, or 3.4% in the first quarter of 2016 compared to the first quarter of 2015. Salaries and benefits decreased $256,000 or 4.4% as a result of the efficiency initiative that reduced our staffing in the fourth quarter of 2015. Occupancy expense decreased $119,000, or 14.5% due to lower depreciation, utilities, and maintenance costs, which were the result of the closing of four branch offices and the milder winter. Expenses related to Other Real Estate Owned decreased $62,000 due to the decrease in the number of properties owned. The FDIC deposit insurance assessment decreased $245,000 and other insurance decreased $108,000 due to the improved financial condition of the bank.

Total assets of the company decreased $8.2 million, or 0.6% compared to December 31, 2015. Capital decreased $4.9 million during the quarter because the payment of the special and regular dividends exceeded the net income for the quarter. The ratio of equity to assets decreased from 10.98% at the end of 2015 to 10.68% at March 31, 2016. The Bank’s Tier 1 Leverage ratio decreased from 10.91% as of December 31, 2015 to 10.04% as of March 31, 2016.

H. Douglas Chaffin, President and CEO, commented, “We are pleased with our start to 2016 and we are optimistic about our prospects for the remainder of the year. We paid a special dividend of $0.50 and reinstated our quarterly dividend of $0.03 during the first quarter, and we are continuing to provide a return to our shareholders by declaring a second $0.03 quarterly dividend, payable in May. While we remain concerned about the effect of global and national issues on our local economy, we plan to continue our efforts to improve profitability by growing our loan portfolio, improving our investment portfolio yield, and improving our operational efficiency. We will also actively manage our capital, retaining sufficient resources to fund growth, whether it is within our existing branch network or through strategic acquisition opportunities. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the First Quarter 2016 results on Friday, April 29, 2016, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10083321. The replay will be available until May 29, 2016 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Lenawee, and Wayne Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly
	2016	2015	2015	2015	2015
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$9,290	$9,328	$9,224	$9,081	$9,342
FTE Net interest income	$9,438	$9,469	$9,358	$9,213	$9,474
Provision for loan and lease losses	$(300)	$(2,000)	$(200)	$-	$(800)
Non interest income	$4,114	$3,919	$3,978	$3,805	$3,625
Non interest expense	$9,483	$9,485	$9,166	$9,730	$9,819
Net income	$2,997	$4,014	$3,006	$2,285	$2,777
Basic earnings per share	$0.13	$0.18	$0.13	$0.10	$0.12
Diluted earnings per share	$0.13	$0.18	$0.13	$0.10	$0.12
Average shares outstanding	22,854,556	22,764,801	22,748,974	22,733,739	22,721,845
Average diluted shares outstanding	23,014,957	22,967,108	22,949,063	22,931,544	22,906,334

PERFORMANCE RATIOS
Return on average assets	0.91%	1.22%	0.93%	0.72%	0.89%
Return on average common equity	8.57%	10.79%	8.48%	6.48%	8.28%

Base Margin	3.04%	3.04%	3.05%	3.04%	3.10%
FTE Adjustment	0.05%	0.05%	0.04%	0.04%	0.05%
Loan Fees	0.00%	0.02%	0.02%	0.04%	0.12%
FTE Net Interest Margin	3.09%	3.11%	3.11%	3.12%	3.27%

Efficiency ratio	69.75%	72.10%	67.83%	73.18%	73.66%
Full-time equivalent employees	288	297	337	350	355

CAPITAL
Average equity to average assets	10.65%	11.34%	10.96%	11.09%	10.70%
Book value per share	$6.22	$6.46	$6.42	$6.11	$6.17
Cash dividend per share	$0.53	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$209	$1,191	$192	$407	$322
Loan Recoveries	$150	$1,091	$309	$295	$1,105
Net Charge-Offs	$59	$100	$(117)	$112	$(783)

Allowance for loan and lease losses	$10,537	$10,896	$12,996	$13,079	$13,191

Nonaccrual Loans	$8,079	$8,633	$10,623	$11,135	$12,329
Loans 90 days past due	$17	$4	$6	$-	$3
Restructured loans	$17,828	$18,910	$20,972	$22,812	$22,788
Total non performing loans	$25,924	$27,547	$31,601	$33,947	$35,120
Other real estate owned & other assets	$1,608	$2,383	$2,154	$4,237	$4,893
Total non performing assets	$27,532	$29,930	$33,755	$38,184	$40,013

Classified Loans	$26,768	$28,490	$34,948	$41,952	$46,668
Other real estate owned & other assets	$1,608	$2,383	$2,154	$4,237	$4,893
Total classified assets	$28,376	$30,873	$37,102	$46,189	$51,561

Net loan charge-offs to average loans	0.04%	0.06%	-0.07%	0.07%	-0.52%
Allowance for loan losses to total loans	1.70%	1.76%	2.08%	2.09%	2.13%
Non performing loans to gross loans	4.19%	4.45%	5.05%	5.43%	5.67%
Non performing assets to total assets	2.06%	2.23%	2.56%	2.96%	3.06%
Classified assets to total capital	19.65%	20.06%	24.55%	31.36%	35.70%
Allowance to non performing loans	40.65%	39.55%	41.13%	38.53%	37.56%

END OF PERIOD BALANCES
Loans and leases	$618,613	$618,785	$625,406	$625,172	$619,385
Total earning assets	$1,227,990	$1,231,128	$1,212,892	$1,177,475	$1,196,949
Total assets	$1,334,131	$1,342,313	$1,316,719	$1,292,104	$1,307,053
Deposits	$1,162,733	$1,165,393	$1,136,809	$1,121,280	$1,135,312
Interest Bearing Liabilities	$918,593	$926,598	$904,297	$898,116	$914,569
Shareholders' equity	$142,424	$147,341	$146,154	$138,864	$140,208
Tier 1 Capital (Bank)	$133,870	$142,997	$138,163	$134,215	$131,235
Total Shares Outstanding	22,902,198	22,790,707	22,761,327	22,741,898	22,730,647

AVERAGE BALANCES
Loans and leases	$620,019	$621,217	$624,921	$621,010	$615,994
Total earning assets	$1,227,721	$1,211,342	$1,190,561	$1,183,291	$1,176,825
Total assets	$1,320,986	$1,302,176	$1,283,384	$1,275,744	$1,270,661
Deposits	$1,164,352	$1,139,475	$1,130,807	$1,121,658	$1,124,633
Interest Bearing Liabilities	$926,592	$902,216	$903,648	$906,725	$917,079
Shareholders' equity	$140,727	$147,626	$140,619	$141,507	$135,971

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2016	2015

Interest Income
Interest and fees on loans	$7,035	$7,432
Interest on investment securities-
Tax-exempt	305	275
Taxable	2,526	2,428
Interest on balances due from banks	117	26
Total interest income	9,983	10,161

Interest Expense
Interest on deposits	517	645
Interest on borrowed funds	176	174
Total interest expense	693	819

Net Interest Income	9,290	9,342
Provision For Loan Losses	(300)	(800)

Net Interest Income After
Provision For Loan Losses	9,590	10,142

Other Income
Income from wealth management services	1,097	1,222
Service charges and other fees	1,008	894
Debit Card income	674	564
Net gain on sales of securities	320	236
Net loss on other real estate owned	(56)	(263)
Origination fees on mortgage loans sold	130	129
Bank Owned Life Insurance income	356	271
Other	585	572
Total other income	4,114	3,625

Other Expenses
Salaries and employee benefits	5,618	5,874
Occupancy expense	701	820
Equipment expense	684	734
Marketing expense	259	246
Professional fees	652	576
Other real estate owned expense	64	126
FDIC deposit insurance assessment	169	414
Bonding and other insurance expense	122	230
Telephone expense	126	95
Other	1,088	704
Total other expenses	9,483	9,819

Profit Before Income Taxes	4,221	3,948
Income Tax Expense	1,224	1,171
Net Profit	$2,997	$2,777

Basic Earnings Per Common Share	$0.13	$0.12

Diluted Earnings Per Common Share	$0.13	$0.12

Dividends Declared Per Common Share	$0.53	$-

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	March 31, 2016	December 31, 2015
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$11,845	$14,996
Interest bearing	91,615	70,054
Total cash and cash equivalents	103,460	85,050

Securities - Held to Maturity	42,816	41,282
Securities - Available for Sale	470,798	496,859
Federal Home Loan Bank stock - at cost	4,148	4,148
Loans held for sale	646	1,477

Loans	617,967	617,308
Allowance for Loan Losses	(10,537)	(10,896)
Loans - Net	607,430	606,412

Accrued interest receivable and other assets	22,008	23,365
Other Real Estate Owned	1,587	2,383
Bank Owned Life Insurance	53,448	53,093
Premises and Equipment - Net	27,790	28,244
Total assets	$1,334,131	$1,342,313

Liabilities
Deposits:
Non-interest bearing	$259,140	$253,795
Interest-bearing	903,593	911,598
Total deposits	1,162,733	1,165,393

Repurchase agreements	15,000	15,000
Accrued interest payable and other liabilities	13,974	14,579
Total liabilities	1,191,707	1,194,972

Shareholders' Equity
Common stock (no par value)	23,561	23,492
Retained Earnings	117,082	126,214
Unearned Compensation	(10)	(13)
Accumulated other comprehensive income (loss)	1,791	(2,352)
Total shareholders' equity	142,424	147,341
Total liabilities and shareholders' equity	$1,334,131	$1,342,313

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Julian J. Broggio
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	julian.broggio@mbandt.com